  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2015

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-194280

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure
On August 3, 2015, Griffin Capital Corporation, the sponsor (the "Sponsor") of Griffin Capital Essential Asset REIT II, Inc. (the "Registrant"), issued a press release on behalf of the Registrant, disclosing the acquisition of the Aetna property described below in Item 8.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
Acquisition of Aetna property
On July 29, 2015, the Registrant acquired a two-story, institutional quality office property consisting of approximately 100,270 net rentable square feet located in Tucson, Arizona (the "Aetna property"). The Aetna property is leased in its entirety to Aetna Life Insurance Company ("Aetna Life Insurance"). The purchase price for the Aetna property was $21.7 million, plus closing costs. The purchase price plus closing costs and certain acquisition expenses to third parties (reduced by certain adjustments, credits, and previous deposits) were funded with a draw of $21.6 million pursuant to the Registrant's revolving credit facility with a syndicate of lenders under which KeyBank, N.A. serves as administrative agent and JPMorgan Chase Bank, N.A. serves as syndication agent. The Registrant's advisor earned approximately $0.4 million in acquisition fees in connection with the acquisition of the Aetna property. As of the closing date, the Registrant incurred acquisition expenses of approximately $0.12 million in connection with the acquisition of the Aetna property, approximately $0.05 million of which will be reimbursed or paid to the Registrant's advisor and approximately $0.07 million of which were paid to unaffiliated third parties. The acquisition fees and expenses to be paid to the Registrant’s advisor were deferred and will be paid at a future date.
Aetna Life Insurance provides insurance products principally to employers that sponsor its products for the benefit of their employees or their employees' dependents and has an investment grade credit rating of 'AA-' from S&P. Aetna Life Insurance is a wholly-owned subsidiary of Aetna, Inc. ("Aetna"), which operates as a diversified health care benefits company through its three segments: Health Care, Group Insurance, and Large Case Pensions. Aetna is publicly traded on the New York Stock Exchange under symbol 'AET', is ranked #49 on the 2015 Fortune 500 List, and has investment grade credit ratings of 'A' from S&P, 'A' from Fitch, and 'Baa1' from Moody's.
The Aetna property is located within Pima County, Arizona approximately 120 miles south of Phoenix. The Aetna property was completed in 2001 as a build-to-suit for Coventry Health Care Workers' Compensation, Inc., which was acquired by Aetna in May 2013. Upon the Registrant's closing of the Aetna property, Aetna Life Insurance executed and commenced a 10-year lease in connection with the sale-leaseback of the Aetna property. The Aetna property is the largest facility for Aetna's workers' compensation group and is a fully-equipped professional office facility with operations supporting large-scale clerical, administrative, contact center, mail center, and business processing organization functions. In addition, the Aetna property includes a full service telephone and IT infrastructure to accommodate and secure business operations and a full-perimeter fence surrounding a secure parking area. Aetna has invested over $2.5 million in a number of improvements to the building since 2006. The Registrant believes the Aetna property is a business essential facility to Aetna Life Insurance's overall operations due to its significant locational benefits, the capital invested by Aetna, and Aetna Life Insurance's long-term commitment to the Tucson market evidenced by its 10-year lease term.
The Aetna lease is a 10-year triple-net lease commencing upon the Registrant's acquisition, expiring in July 2025. The current annual base rent is approximately $1.5 million, with 3.0% base rental rate increases for the remaining duration of the lease. Under the Aetna lease, Aetna Life Insurance has two five-year fixed rate renewal options at 95% of fair market rent, a short term extension option of up to 12 months, and a right of first refusal on any lease, subject to certain conditions.
The going-in capitalization rate for the Aetna property is approximately 6.93%. The going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from Aetna Life Insurance including base rental revenue, parking revenue, and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance, and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that Aetna Life Insurance will perform its obligations under its lease agreement during the next 12 months.
Griffin Capital Essential Asset Property Management II, LLC will be responsible for managing the Aetna property and will be paid management fees in an amount of 3.0% of the gross monthly revenues collected from the Aetna property. Griffin Capital Essential Asset Property Management II, LLC has hired an unaffiliated third party to manage the day-to-day operations and will pay such third party a portion of the management fees paid by the Registrant, unless such management fee can be recovered from the tenant.
Item 9.01.    Exhibits
(d)    Exhibits.
99.1    Press Release regarding the Aetna Property dated August 3, 2015

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: August 3, 2015	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary